Investor and Media Contact:
Steven P. Eschbach, CFA
FuelCell Energy, Inc.
(203) 825-6000
seschbach@fce.com

FOR IMMEDIATE RELEASE

 FuelCell Energy Announces Definitive Agreement
for the Sale of Its Thermoelectric Generator Product Line

DANBURY, CONN., April 20, 2004 - FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of stationary Direct FuelCell® (DFC®) power plants for distributed generation, has entered into a definitive agreement to sell the thermoelectric generator (TEG) product line subsidiary, Global Thermoelectric Inc. (Global), to RockWood Equity Partners LLC (RockWood).  Under the terms of the agreement, and pending satisfaction of customary closing conditions, RockWood will pay approximately $22.75 million Canadian.  FuelCell Energy is retaining the solid oxide fuel cell technology development group that includes intellectual property, experienced personnel, and manufacturing, research and development facilities. The transaction is expected to close in May 2004.

FuelCell Energy acquired Global, a developer of planar solid oxide fuel cell technology and manufacturer and distributor of TEGs, in November 2003.  With this definitive agreement in place, the Company will focus on its core business, the commercialization of DFC power plants and the development of next generation high temperature fuel cell products.

About the Thermoelectric Generator Product Line
TEGs are used as a source of electrical power in remote areas. TEG applications include providing power for pipeline cathodic protection systems, telecommunications and remote monitoring systems. The TEG product line has approximately 140 employees and is headquartered in Calgary, Alberta, Canada.  It has 43,000 square feet of manufacturing facilities in two locations in Bassano, Alberta, Canada and a sales office in Houston, Texas.

About Direct FuelCells
Direct FuelCells efficiently generate clean electricity at distributed customer locations, including hospitals, schools, universities, hotels and other commercial and industrial facilities, as well as in grid-support applications for utility customers. Direct FuelCells operate similar to large, continuously operating batteries except they utilize a fuel to generate electricity, such as natural gas or digester gas from wastewater treatment facilities.  DFC power plants are hydrogen generators, and because of this are ready today and do not require the creation of a hydrogen infrastructure.  This high-efficiency technology generates more electric power from less fuel and with less carbon dioxide emissions than traditional combustion methods.  The sub-megawatt fuel cell power plant is a collaborative effort using Direct FuelCell® technology of FuelCell Energy and the Hot Module® balance of plant design of MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler.

About Solid Oxide Fuel Cells

In April 2003, FuelCell Energy was selected by the U.S. Department of Energy to lead a project team for its $139 million Solid State Energy Conversion Alliance (SECA) program. The goal of the SECA program is to accelerate the commercialization of low-cost solid oxide fuel cells for residential, commercial and light industrial applications ranging in product size from 3 to 10 kilowatts each for applications up to 100 kWh. To strengthen its commercialization capabilities for this contract, the Company made two strategic investments in solid oxide fuel cell technology: its investment in Versa Power Systems and its acquisition of Global. If successfully commercialized, these products would be complementary to FuelCell Energy's larger scale DFC product line.

About FuelCell Energy, Inc.
FuelCell Energy, Inc., based in Danbury, Connecticut, is a world leader in the development and manufacture of high temperature hydrogen fuel cells for clean electric power generation, currently offering DFC power plant products ranging in size from 250 kilowatts to 2 megawatts for applications up to 50 megawatts.

The Company has developed commercial distribution alliances for its carbonate Direct FuelCell technology with MTU CFC Solutions in Europe; Marubeni Corporation in Asia; Enbridge Inc. in Canada; Caterpillar, PPL Energy Plus, Chevron Energy Solutions and Alliance Power in the U.S.  FuelCell Energy is developing Direct FuelCell technology for stationary power plants with the U.S. Department of Energy through its Office of Fossil Energy's National Energy Technology Laboratory.  More information is available at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, integration of the Company's acquisition of Global Thermoelectric Inc., changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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